Exhibit 23.4
CONSENT OF INDEPENDENT ACCOUNTANTS

Eneti Inc
Majuro, Republic of Marshall Islands

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of Eneti Inc. of our report dated October 27, 2021, relating to the consolidated financial statements of Atlantis Investorco Limited, which appears in the Current Report on Form 6-K of Eneti Inc, dated November 8, 2021, which is incorporated by reference in that Prospectus. Our report contains an explanatory paragraph relating to Atlantis Investorco Limited’s restatement of its consolidated financial statements as described in Note 29 to the consolidated financial statements.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO LLP

BDO LLP
London, United Kingdom
August 5, 2022